CONTACTS:  DENNIS  L.  GATES
---------
           Chief  Financial  Officer
           949-425-4531

     FOR  IMMEDIATE  RELEASE


                       SAFEGUARD HEALTH ENTERPRISES, INC.
                         ANNOUNCES CAPITAL INFUSION AND
                               DEBT RESTRUCTURING

ALISO VIEJO, California-March 3, 2000 -- SafeGuard Health Enterprises, Inc. (OTC
BB: SFGDE.OB) announced today that it has executed a binding agreement between the Company, an investor group comprised of CAI Partners, Jack R. Anderson, and the Baileys Family Trust, and its current lenders Silicon Valley Bank and John Hancock Life Insurance Company. The investor group loaned $8 million to the Company, which will be converted into equity upon regulatory approvals. The current lenders agreed to convert all of the Company's outstanding debt into equity at the same time.

The investor group loan and all other outstanding debt will automatically be exchanged for convertible preferred stock upon regulatory approval of the change of control and the authorization of additional common shares by the Company's shareholders. When the exchange is completed, ownership of the Company will be Silicon Valley Bank and John Hancock approximately 63%, the investor group approximately 23%, and the existing equity holders approximately 14%.

A reconstituted Board of Directors will be comprised of investor group representatives Jack R. Anderson, Leslie B. Daniels, and James E. Buncher. The Board will also include Ronald I. Brendzel, a current Director, Dennis L. Gates, the Company's Chief Financial Officer and a recently elected Director, and Dr. Steven J. Baileys who will continue as Chairman and a Director. An additional board member will be selected by the Bank and John Hancock when the debt conversion occurs.

"We are pleased to have completed this restructuring, which could not have been accomplished without the cooperation of the investor group, Silicon Valley Bank and John Hancock. This agreement creates a solid financial foundation on which the Company can now move forward," said Steven J. Baileys, D.D.S., Chairman of the Board of Directors.

"We are pleased to have invested in the Company and assisted in facilitating this debt restructuring agreement," said Leslie B. Daniels, a principal of the investor group. "We have been interested in the Company for some time and are excited about its future. The solid financial base created through this transaction will position the Company to take advantage of the opportunities which exist in the dental benefits market place today," Mr. Daniels said.

The conversions provided for in the agreement are subject only to regulatory approvals of the change in control in the states in which the Company operates and an increase in the Company's authorized common shares. There are no other conditions required prior to the issuance of the preferred stock and the cancellation of the Company's existing debt.

SafeGuard provides managed care dental plans, indemnity dental plans, vision benefit plans, administrative services, and preferred provider services.


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